UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2016

Commission File Number 000-54530

GOPHER PROTOCOL INC.

(Exact name of small business issuer as specified in its charter)

Nevada	27-0603137
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23129 Cajalco Road

Perris, California 92570

(Address of principal executive offices)

888-685-7336

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation
Item 3.02	Unregistered Sales of Equity Securities

On June 20, 2016, two holders (the "Preferred Stock Holders") of an aggregate of 2,400 shares of Series D Preferred Stock (the "Preferred Shares") of Gopher Protocol Inc. (the “Company”) converted the Preferred Shares into an aggregate of 2,400,000 shares of common stock of the Company (the "Conversion Shares") at $0.01 per share. The Preferred Stock Holders are executive officers and directors of the Company.

In addition, on June 17, 2016, the Company engaged a law firm to provide certain legal services to the Company in consideration of 900,000 shares of common stock of the Company (the "Retainer Shares" and together with the Conversion Shares, the "Shares").

The issuances of the Shares were made in reliance upon exemptions from registration pursuant to section 4(2) under the Securities Act of 1933 and/or Rule 506 promulgated under Regulation D thereunder. The Preferred Stock Holders and the law firm are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The foregoing information is a summary of each of the matters described above, is not complete, and is qualified in its entirety by reference to the full text of the exhibits, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those exhibits for a complete understanding of the terms and conditions associated with these transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GOPHER PROTOCOL INC.

By:/s/Michael Murray
Name: Michael Murray
Title: CEO, President, Secretary,
Treasurer and sole director

Date: June 28, 2016